Exhibit 16.1

November 4, 2013
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for MidWestOne Financial Group, Inc. (the Company) and, under the date of March 7, 2013, we reported on the consolidated financial statements of the Company as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012. On October 30, 2013, we were notified that the Company engaged McGladrey LLP as its principal accountant for the year ending December 31, 2014 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 4, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement in the first paragraph that the change was approved by the Board of Directors and we are not in a position to agree or disagree with the Company’s statements in the second paragraph.
Very truly yours,
/s/ KPMG LLP